EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-121304 of American Home Mortgage Investment Corp. on Form S-3 and Registration Statement No. 333-109899 of American Home Mortgage Holdings, Inc. on Form S-8 of our reports dated April 15, 2005 relating to the financial statements of American Home Mortgage Investment Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements) and management's report of the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an adverse opinion on the effectiveness of the Company's internal control over financial reporting and includes explanatory paragraphs relating to the revision of management's report on internal control over financial reporting due to material weaknesses), appearing in the Annual Report on Form 10-K/A of American Home Mortgage Investment Corp. for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
April 21, 2005